Exhibit 4.1

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BUCKHORN RESOURCES, LLC

A KENTUCKY LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED OPERATING AGREEMENT is made effective by the undersigned as of this 20th day of May, 2008.

I.  FORMATION

1.1

The undersigned have formed a limited liability company under the laws of the Commonwealth of Kentucky filing on the 13th day of October, 2004, articles of organization with the Secretary of State of Kentucky.

1.2

The name of this Company is BUCKHORN RESOURCES, LLC,

1.3

The purpose for which this Company is formed is to engage in any lawful act, business or activity for which limited liability companies may be formed under the laws of the Commonwealth of Kentucky and to do any and all other things determined by the Managers to be necessary, desirable or incidental to the foregoing purpose.

1.4

The term of the Company shall become effective on the date the articles of organization are filed with the Secretary of State of Kentucky, and shall continue perpetually, unless the Company is dissolved earlier pursuant to the provisions of this Agreement or as provided under the Kentucky Revised Statutes.

1.5

The location of the principal place of business of the Company is 380 Barbourville Road, London, Kentucky 40744. The Managers may change the principal place of business and establish additional places of business as they deem necessary or desirable to conduct the business of the Company.

1.6

The Company’s agent for service of process shall be Gary W. Napier, who is located at the following address: 819 N. Main Street, Ste. B, London, Kentucky 40741, or such other agent as the Managers may designate from time to time.

II.  MANAGEMENT

2.1

The Managers are:

(A)

Billy David Altizer, Managing Member; and

(B)

Johnny R. Thomas, Managing Member

The Managing Members and all subsequent Managers shall be Members and shall be solely responsible for the management of the Company’s business. They shall possess all rights and powers generally conferred by law and all rights and powers that are necessary, advisable or consistent in connection therewith and with the provisions of this Agreement. A vote of at least seventy-five percent (75%) ownership of the Managing Managers shall bind all of the Managers.  The Managers shall also be vested with all specific rights and powers required for or appropriate to the management, conduct or operation of the business of the Company. Except for distributions made to Members as set forth in this Agreement and any fees for specific management and professional services, the Managers shall receive no compensation from the Company for its actions taken as Managers pursuant to this Agreement.

2.2

The Managers shall serve as such until resignation, death or a judicial adjudication of incompetence.

2.3

Rights and powers of the Managers, by way of a majority of at least seventy-five percent (75%) ownership and by way of illustration, but not by way of limitation, shall include the right and power to:

(A)

Authorize or approve all actions with respect to distribution of funds and assets in kind of the Company; acquire, secure or dispose of investments, including, without limitation, selling and otherwise disposing of assets of the Company, borrowing funds, executing contracts, bonds, guarantees, notes, security agreements, mortgages and all other instruments to effect the purposes of this Agreement; and execute any and all other instruments and perform any acts determined to be necessary or advisable to carry out the intentions and purposes of the Company.

(B)

Subject to the limitations imposed by this Agreement, admit additional Members in substitution of Members disposing of their interest in the Company.

(C)

Perform any and all acts necessary to pay any and all organizational expenses incurred in the creation of the Company and in raising additional capital, including, without limitation, reasonable brokers’ and underwriters’ commissions, legal and accounting fees, license and franchise fees (it being understood that all expenses incurred in the creation of the Company and the commencement of the Company business shall be borne by the Company); and compromise, arbitrate or otherwise adjust claims in favor of or against the Company and to commence or defend against litigation with respect to the Company or any assets of the Company as deemed advisable, all or any of the above matters being at the expense of the Company; and to execute, acknowledge and deliver any and all instruments to effect any and all of the foregoing.

(D)

Purchase goods or services from any corporation or other form of business enterprise, whether or not such corporation or business enterprise is owned or controlled by, or affiliated with, the Managers or Members, including management or professional services at the usual and customary rates prevailing in the management or professional industry from time to time for similar services.

(E)

Establish Company offices at such or other places as may be appropriate; hire Company employees and consultants, engage counsel and, otherwise arrange for the facilities and personnel necessary to carryout the purposes and business of the Company, the cost and expense thereof and incidental thereto to be borne by the Company.

2.4

The Managers shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner and shall devote such time to the Company’s affairs as they shall, in their discretion exercise in good faith, determine is reasonably necessary for the conduct of such affairs; provided, however, that it is expressly understood and agreed that the Managers shall not be required to devote their entire time or attention to the business of the Company.  In carrying out their obligations, the Managers shall:

(A)

Obtain and maintain such public liability, hazard and other insurance as may be deemed necessary or appropriate by the Managers, but in any event in any amount sufficient to replace the building(s), together with improvements, and personal property comprising part of the Company’s assets.

(B)

Deposit all funds of the Company in one or more separate bank accounts, using such banks or trust companies as the Managers may designate (withdrawals from such bank accounts to be made upon the signature of the General Manager).

(C)

Maintain complete and accurate records of all properties owned or leased by the Company and complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions), and make such records and books of account available for inspection and audit by any Member or his duly authorized representative (at the expense of such Member) during the regular business hours and at the principal office of the Company.

(D)

Prepare and distribute to all Members tax reporting information.

(E)

Notify all Members of receipt of any notice of default from any lender, within ten (10) days after receipt of such notice.

(F)

Cause to be filled such certificates and do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under all applicable state laws.

(G)

Maintain a list, in alphabetical order, of all current Members and past Members, together with the mailing address of each Member.

(H)

Maintain copies of the Articles of Organization, any amendments thereto and powers of attorney, if any, pursuant to which the execution of the Articles of Organization have occurred.

(I)

Maintain copies of present and past documents relating to the operation and business of the Company.

2.5

In carrying out their duties hereunder, the Managers shall not be liable to the Company nor to any Members for their good faith actions or failure to act, nor for any errors of judgment, nor for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for their own willful or fraudulent misconduct in the performance of their obligations under this Agreement, or for gross negligence or willful breach of their fiduciary duties under this Agreement. The receipt of advice of counsel that certain acts and omissions are within the scope of authority conferred by this Agreement shall be conclusive evidence of good faith; however, good faith may be determined without obtaining such legal advice.

The Company does hereby indemnify and hold harmless the Managers and their agents, officers and employees as to third parties against and from any personal loss, liability, or damages suffered as a result of any act or omission which the Managers believed, in good faith, to be within the scope of authority conferred by this Agreement, except for willful or fraudulent misconduct, gross negligence or willful breach of fiduciary duties, but not in excess of the capital contributions of all Members. Notwithstanding the foregoing, the Company’s indemnification of the Managers and. their agents, officers and employees as to a third party is only with respect to such loss, liability or damages which is not otherwise compensated for by insurance carried for the benefit of the Company. Insurance coverage for public liability, and all other insurance deemed necessary or appropriate by the Managers to the business of the Company, shall be carried in such amounts and of such types as shall be determined by the Managers, subject to Article 2.4(A).

2.6

No financial institution or any other person, firm or corporation dealing with the Managers shall be required to ascertain whether the Managers are acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying upon the deed, transfer or assurance of, and the execution of such instrument or instruments by, the Managers.

2.7

The Members hereby acknowledge that the Managers may, from time to time, engage in business enterprises similar to the business of the Company and competitive with the business of the Company. The Managers may engage in such similar and competitive enterprises without restriction and have no obligation to account to the Company nor to the Members for such activities.

III.  MEMBERS

3.1

The Members are listed on Schedule A, which is. attached hereto and made a part hereof.  Schedule A shall reflect the capital contribution of each Member, indicating the amount of cash contributed, the value of property contributed and/or the value of services contributed, and each Member’s percentage ownership of the Company.  Capital contributions may be made over time as the requirements of the Company operations and the abilities of the Members dictate.

3.2

Except as otherwise specifically provided in this Agreement to the contrary, no Member shall have the right:

(A)

To take part in the control of the Company business or to sign for or to bind the Company, such power being vested in the Managers.

(B)

To have his capital contribution repaid except to the extent provided in this Agreement.

(C)

 To require partition of the Company’s property or to compel any sale or appraisal of the Company’s assets.

(D)

To sell or assign his interest in the Company or to constitute the vendee or assignee thereunder, except as provided in this Agreement.

(E)

To voluntarily withdraw as a Member from the Company.

3.3

No Member shall be personally held accountable for any of the debts, losses, claims, judgments or any of the liabilities of the Company beyond the Members’ contributions to the capital of the Company, except as provided by law.

IV.  MEETINGS OF’ MEMBERS

4.1

Annual meeting. The annual meeting of the Members of the Company, for the consideration of reports to be laid before such meeting and for the transaction of such other business as may properly be brought before such meeting, shall be held at the principal office of the Company in the City of London, in Laurel County, Commonwealth of Kentucky, or at such other place, either within or without the Commonwealth of Kentucky, and date as may be designated by the Managers and specified in the notice of such meeting.

4.2

Special meetings. Special meetings of the Members of the Company may be held on any day, when called by the Members who hold at least seventy-five percent (75%) of the capital of the Company. Upon written request delivered either in person or by certified mail, return receipt requested, to the Managers by any Members entitled to call a meeting of Members, such Managers shall forthwith cause notice to be given to the Members entitled to such notice. The meeting must be held on a date not less than ten (10) nor more than sixty (60) days after the receipt of such request, as the Managers or Members may fix.  If such notice is not given within twenty (20) days after the delivery or mailing of such request, the person or persons calling thereof in the manner provided for by law or this Agreement, may cause such notice to be given by any designated representative. Each special meeting shall be held at the principal office of the Company in the City of London, in Laurel County, Commonwealth of Kentucky, or at such other place, either within or without the Commonwealth of Kentucky, as may be designated by the Managers and specified in the notice of such meeting.

4.3

Notice of Meetings. Not less than ten (10) or more than sixty (60) days before the date fixed for a meeting (and, in the case of a special meeting, the purposes of such meeting) shall be given.

The notice shall be sent by personal delivery or by certified mail, return receipt requested, to each Member entitled to notice of the meeting who is a Member of record as of the day preceding the day on which notice is given, or, if a record date is duly fixed, as of that date. If mailed, the notice shall be addressed to the Members at their respective addresses as they appear in the records of the Company.

4.4

Quorum; adjournment.  Except as may otherwise be provided by law, the Articles of Organization or this Operating Agreement, at any meeting of the Members, the holders of a majority of the capital of the Company, either present in person or by proxy, shall constitute a. quorum for such meeting.

4.5

Proxies. Members entitled to vote may vote in person or by proxy. The person appointed as proxy need not be a Member. Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the person who appointed a proxy shall not operate to revoke the appointment.  Notice to the Company, in writing or in open meeting, of the revocation of the appointment of a proxy shall not affect any vote or action regarding separate matters that have previously been taken.

4.6

All votes of Members shall be in accordance with their then existing percentage of capital of the Company.

V.  PROFITS, LOSSES AND ACCOUNTING

5.1

Allocation of profits and losses:

(A)

Except as otherwise provided herein, net profits and losses of the Company (Including profits and losses attributable to the sale or other disposition of all or any portion of the Company’s property) shall be allocated among or borne by the Members in the percentages listed in Schedule A, which is attached hereto and made a part hereof, or, in accordance with their capital accounts, as those may change as provided herein.

(B)

Notwithstanding any provision of this Agreement to the contrary, to the extent required by law, income, gain, loss and deduction attributable to property contributed to the Company by a Member shall be allocated among the Members so as to take into account any variation between the tax basis of the property and the fair market value thereof at the time of contribution, in accordance with. the. requirements of Section 704(c) of the Internal Revenue Code of 1986 (the “Code”), as amended, or its counterpart in any subsequently enacted Internal Review Code, and the applicable Treasury Regulations (the “Regulations”) thereunder.

(C)

Company profits and losses shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests. All items of income and loss shall be considered to have been earned ratably over the fiscal year of the Company, except that profits and losses arising from the disposition of assets shall be taken into account as of the date thereof.

(D)

Notwithstanding any provision of this Agreement to the contrary, in the event the Company is entitled to a deduction for imputed interest under any provision of the Code on any loan or advance from a Member, such deduction shall be allocated solely to such Member.

(E)

Notwithstanding any provision of this Agreement to the contrary, to the extent the payment of any expenditure by the Company is, treated as a distribution to a Member for federal income tax purposes, there shall be a gross income allocation to such Member in the amount of such distribution.

(F)

Notwithstanding any provision of this Agreement to the contrary, if items of income or gain to be allocated include income or gain treated as ordinary income for federal income tax purposes because they are attributable to the recapture of depreciation under Section 1245 or 1250 of the Code, then such income or gain, to the extent treated as ordinary income, shall be allocated to, and reported by, the Members in proportion to their then respective cumulative allocations. of depreciation.

5.2

Accounting:

(A)

The Company books shall be kept by the Managers or an accountant selected by the Managers on the accrual basis and in accordance with reasonable accounting principles consistently applied.

(B)

The fiscal year of the Company shall end on December 31.

(C)

The terms net profits and net losses, as used herein, shall mean the net amount of the Company’s profits and losses, as determined for federal income tax purposes, and shall also include each Member’s share of income described in Section 705(a)(1)(B) of the Code, any expenditures described in Section 705(a)(2)(B) of the Code, any expenditures described in Section 709(a) of the Code which are not deducted or amortized in accordance with Section 709(b) of the Code, basis adjustments required pursuant to former Section 48(g) of the Code, and losses not deductible pursuant to Section 267(a) or 707(b) of the Code.

5.3

Member’s capital accounts:

(A)

There shall be maintained a capital account for each Member in accordance with this Article 5.3. The amount of each Member’s contribution of cash, property and/or services to the capital of the Company shall be credited to such Member’s capital account. From time to time, but not less often than quarterly, each Member’s share of profits, losses and distributions shall be credited or charged, as the case may be, to such Member’s. capital account. The determination of a Member’ s capital account, and any adjustments thereto, shall be made in a manner consistent with tax accounting and other principles set forth in Section 704 of the Code and applicable Regulations thereunder.

(B)

If, at any time, the Company shall suffer a loss as a result of which the capital account of any Member shall be a negative amount, such loss shall be carried as a charge against the Member’s capital account, and that Member’s share of subsequent profits of the Company shall be applied to erase such capital account deficit.

(C)

Immediately following the transfer of any interest in the Company, the capital account of the transferee Member shall be equal to the capital account of the transferor Member attributable to the transferred interest.

(D)

For purposes of computing the amount of any Items of income, gain, deduction or loss to be reflected in the Member’s capital account, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, taking into account any adjustments required pursuant to Section 704 of the Code and the. applicable Regulations thereunder.

VI.  TRANSFER OF MEMBERS INTEREST

6.1

Should a Member desire to sell, assign or exchange all or any part of his interest in the Company to any person seeking to become a substituted Member (or, in the event of a transfer for no consideration, such as gift or bequest), such Member hereinafter assignor who desires to assign all or any part of his interest in the Company shall have the right to transfer to another the whole or any part of such interest except as set forth in this Agreement.

6.2

If the Member desires to sell or assign all or a portion of his interest in the Company, as set forth in Article 6.1, he shall first offer the same in writing to the Members, who shall have thirty (30) days after receipt of such offer to accept or reject the offer. If more than one Member accepts such offer, the interest being offered shall be allocated among the accepting Members in proportion to the size of their respective capital accounts.

If the offer is rejected, in whole or in part, the Member shall be free to sell or assign the rejected interest, on the same terms and conditions, to a third party, provided the Members have previously agreed by a fifty percent (50%) affirmative vote to approve such sale or assignment, and provided also that the sale is consummated within sixty (60) days following the expiration of the thirty (30) day period referred to in the preceding paragraph. If the same is not consummated within said sixty (60) days, the proposed sale or assignment shall again be subject to the provisions of this Article 6.2.

6.3

No assignment of any Member’s interest in compliance with this Article VI, even if it results in the substitution of the assignee as a Member herein shall release the assignor from those liabilities to the Company which survive such assignment.

6.4

Any assignment by a Member of all or any part of his interest in the Company shall be subject of the following.

(A)

The assignment instrument shall be in form and substance satisfactory to the Managers. Among the reasons for which consent may be withheld by the Managers is that they have. determined, in their sole discretion, that such substitution may: (i) have an adverse effect on the legal status of the Company understate or federal law or both; or (ii) have an adverse effect on the Members who are not participating in the transfer under state or federal law or both. The request for consent to sale or assignment shall contain a copy of all instruments and documents or registered mail, return receipt requested, sent to the Managers at least sixty (60) days prior to the proposed date of transfer. Any additional information requested by the Managers, including any information relative to the assignee, shall be promptly furnished by the requesting assignor, and no decision need be reached by the Managers until such information is furnished.

(B)

The assignee shall have submitted his written acceptance and adoption of all the terms and provisions of this Agreement, including any and all amendments to this Agreement to be made subsequent to the assignment.

(C)

The assignor shall have paid, or obligated himself to pay, as the Company may determine, all reasonable expenses connected with such transfer, including, but not limited to, the cost of preparing and filing any amendment to this Agreement necessary to effectuate the transfer.

6.5

No Member’s interest in the Company has been registered under the. Securities Act of 1933, as amended (the “Act”). Notwithstanding any other provisions in this Agreement, no Member’s interest may be offered for sale, sold, transferred or otherwise disposed of unless:

(A)

such interest is registered under the Act;

(B)

at the expense of the transferring Member, the Company receives an opinion of counsel letter, satisfactory to the Company, to the effect that such transfer is exempt from registration under the Act and is in compliance with all applicable federal securities laws and regulations; or

(C)

the Company receives a no action letter from the staff of the Securities and Exchange Commission (“SEC”), satisfactory to the Company, to the effect that the transfer is exempt from registration.

VII.  DISSOLUTION AND TERMINATION

7.1

Upon the occurrence of the following events, the Company shall be dissolved:

(A)

upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member; or any other occurrence which terminates a Member’s membership in the Company, except where the Members, other than the effected Member, vote unanimously to continue the business of the Company;

(B)

the Managers sell or transfer substantially all of the assets. of the Company;

(C)

the Company ceases its business operations; or

(D)

the Members unanimously vote to dissolve and terminate the Company.

7.2

Upon the death or incompetency of a Member, and in the event the Members continue the business under Article 7.1(A), the Member’s personal representative, executor or administrator shall have all of the rights of a Member for the purpose of managing or settling his estate, as well as such power as the decedent or incompetent possessed to designate an assignee of his interest in the Company and to join with such assignee in following the procedures contained in this Agreement so that the assignee may become a Member.

7.3

In the event of the dissolution of the Company, the business and affairs of the Company shall continue to be governed by this Agreement during the winding up of the Company’s business and affairs.

VIII.  LIQUIDATION

8.1

Upon the dissolution and/or termination of the Company, the. Managers shall proceed with the liquidation of the Company and sale of its assets. The proceeds of such liquidation shall be applied and distributed in the following order or priority:

(A)

to the payment of the debts and liabilities of the Company (other than any loans or advances that may have been made by the Members to the Company) and expenses of liquidations;

(B)

to payment of any loans or advances made to or for the benefit of the Company by a Member, or for any compensation owed to any of the Managers, but if the amount available for repayment shall be insufficient, then the amount available shall be distributed among the applicable Members through the use of a fraction whose numerator is the amount owed to a single member and whose denominator is the total amount owed to all Members (thus, for example, if Member A were owed $2,000 and Member B were owed $1,000, and the amount available to compensate them was $600, Member A would receive $400 (2/3 of $600) and Member B would receive $200 (1/3 of $600);

(C)

to the setting up of any reserves which the Managers may deem reasonably necessary in order to meet any contingent or unforeseen liabilities or obligations of the Company arising out of, or in connection with, the business of the Company. Said reserves shall be paid over by the Managers to any financial institution, as escrow agent, with trust authority in the county in which the principal accounting records of the Company have been maintained in order to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies or liabilities; and at the expiration of such period as the Managers shall deem advisable, the financial institution shall distribute the balance remaining in the manner provided in this Article 8.1 and in the order named above; and

(D)

to the payment of the balance, if any, of the respective capital accounts of the Members, if any.

8.2

When all of the acts provided in Article 8.1 have been accomplished, the Managers shall file such Articles of Dissolution and any other certificate required in the Commonwealth of Kentucky and in any other state that may be required by law.

IX.  AMENDMENT OF THE AGREEMENT

9.1

This Agreement may be amended by the Managers without the approval of the Members, provided that such amendment is:

(A)

solely for the purpose of clarification and does not change the substance hereof;

(B)

for the purpose of substituting a Member in accordance with provisions of this Agreement;

(C)

merely an implementation of the terms of this Agreement; or

(D)

in the opinion of counsel for the Company, necessary or appropriate to satisfy current requirements of the Internal Revenue Code of 1986, as amended, with respect to limited liability companies, or any federal or state securities laws or regulations.

(E)

any amendment made pursuant to (A) or (C) may be made effective as of the date of this Agreement. All Members shall, be notified as to the substance of any such amendment to this Agreement and, upon request, shall be furnished a copy thereof.

9.2

All other amendments to this Agreement shall require the approval of Members holding at least seventy-five percent (75%) of all units or shares outstanding and entitled to vote.

X.  MISCELLANEOUS

10.1

Any and all notices or other communications which may be sent to any Member shall be sent to the address noted in Schedule A, unless the Company is notified in writing with regard to a change of address. Notices or other communications shall be deemed to have been given only when deposited with the United States Postal Service by registered or certified mail, return receipt requested, addressed as set forth above.

10.2

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky.

10.3

This Agreement may be executed in multiple parts, each of which shall be deemed as an original and all of which together shall constitute one agreement, by each of the parties hereto on the dates indicated in the acknowledgment of said parties, notwithstanding that all of the parties are not signatories to the same part. or that signature pages from different parts are combined. The signature of any party to any part shall be deemed to be a signature to and may be appended to any other part.

10.4

Words of gender used in this Agreement shall be interpreted to include the other gender, and words in the singular number shall be interpreted to include the plural (and vice-verse), when the sense so requires. The captions to each Article are inserted only as a matter of convenience and for reference purposes and in no way define, limit or describe the scope or intent of this Agreement, nor in any way affect it.

10.5

This Agreement contains the entire understanding between the parties and supersedes, any prior understandings and agreements between them concerning the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not described herein.

10.6

This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provisions of this Agreement or its application to any person or circumstance shall, for any reason and to any extent, be found to be invalid or unenforceable, provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

10.7

The word person, as used in this Agreement, shall include a corporation, firm, partnership or other form of association. Bankruptcy, as used in this Agreement, shall be deemed to occur when a Member files a petition in bankruptcy or voluntarily takes advantage of any bankruptcy or insolvency laws, or is adjudicated a bankrupt, or when a petition or answer is filed proposing the adjudication of a Member as a bankrupt and such Member either consents to the filing or such complaint or answer is not discharged or denied prior to the expiration of sixty (60) days following the date of filing.

10.8

This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of all Members and their respective legal representatives, heirs, permitted successors and permitted assigns.

IN WITNESS WHEREOF, the Members have entered into this Amended and Restated Operating Agreement and have Hereunto set their hands to multiple copies hereof, as of the effective date first written above.

MEMBERS

/s/ BILLY DAVID ALTIZER

BILLY DAVID ALTIZER

/s/ HOWARD PREVETTE

HOWARD PREVETTE

/s/ WILLIAM DALE HARRIS

WILLIAM DALE HARRIS

/s/ PAT E. MITCHELL

PAT E. MITCHELL

CONSOLIDATION SERVICES, INC.

/s/ Johnny R. Thomas

By:     Johnny R. Thomas

Title:  President and CEO

SCHEDULE A

BUCKHORN RESOURCES, LLC

A KENTUCKY LIMITED LIABILITY COMPANY

LIST OF MEMBERS	OWNERSHIP PERCENTAGE	CAPITAL CONTRIBUTION
PAT E. MITCHELL	12.5%	$ 250,000
HOWARD PREVETTE	12.5%	$ 250,000
WILLIAM DALE HARRIS	12.5%	$ 250,000
BILLY DAVID ALTIZER	12.5%	$ 250,000
CONSOLIDATION SERVICES INC.	50%	$ 600,000